UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2025

Permex Petroleum Corporation

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-41558	98-1384682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2950 North Loop West, Suite 500 Houston Texas	77092
(Address of principal executive offices)	(Zip Code)

(713) 730-7797-8981

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On July 11, 2025, Permex Petroleum Corporation (the “Company”) issued an aggregate of 2,000 convertible debenture units (the “Units”) to an accredited investor in a private placement (the “Private Placement”) for an aggregate purchase price of $2,000,000. Each Unit consists of one 10% senior secured convertible debenture (a “Debenture”) in the principal amount of US$1,000 and 393 common share purchase warrants (the “Warrants”). Each Warrant is exercisable for a period of five years from the date of issuance for one common share of the Company (a “Share”) at an exercise price of US$2.54. As a result, the Company issued a convertible debenture with an aggregate principal amount of $2,000,000 and 786,000 share purchase warrants.

The Debenture will mature one-year from the date of issuance, or July 11, 2026 (“Maturity Date”). The Debenture bear simple interest at a rate of 10%, payable on the Maturity Date or the date on which all or any portion of the Debenture is repaid. Interest will be paid in cash, except upon the occurrence of a Conversion Event (as defined below) whereby the interest on the Debenture will be converted to Shares based on a conversion price of US$2.54 (the “Conversion Price”), subject Canadian Securities Exchange approval. The Debenture will rank senior to all other existing and future indebtedness of the Company and are secured by a general security agreement over certain assets of the Company pursuant to the terms of a Security Agreement dated July 11, 2025 (the “Security Agreement”).

At any time during the term of the Debenture, a holder thereof may elect to convert the outstanding principal and any accrued and unpaid interest thereon into Shares at the Conversion Price. The Debenture will automatically convert into Shares or if elected by the holder, cash at the Conversion Price in the event the Company completes a financing of Shares for aggregate gross proceeds of at least US$7,500,000 (“Conversion Event”).

In connection with the Private Placement, the Company entered into a Registration Rights Agreement dated July 11, 2025 (the “Registration Rights Agreement”) with the holder of a Debenture pursuant to which the Company agreed to file with the Securities and Exchange Commission (“SEC”) a registration statement covering the resale of the Shares issuable upon conversion of the Debenture and exercise of the Warrants within 120 days of the Closing Date, November 8, 2025 (the “Filing Date”) and to have such registration statement declared effective by the SEC the earlier of the (i) 30th calendar day after the Filing Date (or in the event of a full review, the 90th day following the Filing Date) and (ii) 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review.

The proceeds of the Private Placement are expected to be used for drilling and development, any future acquisition transactions the Company may engage in, and for general working capital purposes. No finders’ fees were paid in connection with the Private Placement.

The foregoing descriptions of the Debenture, the Warrant, the Security Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the Debenture, the Warrant, the Security Agreement and the Registration Rights Agreement which are attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, and are incorporated into this Item 1.01 by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 3.02 related to the Debentures is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth in Item 3.02 related to the Debentures is incorporated herein by reference.

The Units, the Debenture, the Warrants and the shares issuable upon exercise of the Debenture and/or the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and are being offered and sold in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2) and/or Rule 506(b) promulgated thereunder.

Item 8.01 Other Events.

On July 11, 2025, the Company issued a press release announcing the closing of the Private Placement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1*	Debenture dated July 11, 2025
4.2	Warrant dated July 11, 2025 to purchase 786,000 common shares
10.1	Security Agreement dated July 11, 2025 between Permex Pertroleum Corporation and Kent Lindemuth
10.2	Registration Rights Agreement between Permex Petroleum Corporation and Kent Lindemuth
99.1	Press Release dated July 11, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain personal information in this Exhibit has been redacted pursuant to Item 601(a)(6) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of this Exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Permex Petroleum Corporation

July 16, 2025	By:	/s/ Bradley Taillon
Bradley Taillon
Chief Executive Officer

-4-